EXHIBIT 10.7


                        Collaborative Research Agreement

This agreement dated as of November 1, 2001 between Pfizer Inc, a Delaware corporation, having a principal place of business at 235 E 42nd Street, New York, New York 10017 and its Affiliates ("Pfizer") and MultiCell Technologies, Inc., having a principal place of business at 55 Access Road, Suite 700, Warwick, RI 02886 ("MultiCell")


                                  WITNESSETH;

Whereas, Pfizer wishes to identify hepatocyte cell lines with bile canaliculated morphology and function and to identify cell lines predictive of CYP enzyme induction in humans and cell lines that approximates metabolic response of liver to glucocorticoids and to assess the functional carbohydrate metabolizing activity of such cell lines; and

Whereas, MultiCell has a library of hepatocyte cell lines and the expertise to test cell lines for morphology, function, induction and metabolic response; and

Whereas, Pfizer wishes to engage MultiCell to test their library of hepatocyte cell lines for morphology, function, induction and metabolic response;

Now Therefore, in consideration of the promises and mutual covenants herein, MultiCell and Pfizer agree as follows:

1. Definitions
   -----------

         1.1    "Affiliate"  shall mean any  corporation,  firm,  partnership or
                 ---------
                other entity which directly or indirectly controls, is controlled by, or is under common control with either of the parties.

         1.2    "Compound" shall mean a compound from Pfizer's  chemical library
                 --------
                and commercially available compounds provided to MultiCell for testing in the Research Plan.

         1.3    "Contract  Period" means the period  beginning  November 1, 2001
                 ----------------
                and ending October 31, 2002.

         1.4    "MultiCell Confidential Information" shall mean all information,
                 ----------------------------------
                including, but not limited to MultiCell Materials, which is disclosed by MultiCell to Pfizer and designated "Confidential" in writing by MultiCell at the time of disclosure to Pfizer or within thirty (30) days following disclosure to the extent that such information is not (i) known to Pfizer as of the date of disclosure to Pfizer other than by virtue of a prior confidential disclosure to Pfizer by MultiCell; or (ii) is not disclosed in published literature, or otherwise generally known to the public through no fault of omission of Pfizer; or (iii) is not obtained from a third party free from any obligation of confidentiality to MultiCell.

         1.5    "MultiCell  Material"  shall mean any materials,  including cell
                 -------------------
                lines and/or progeny derived from cell lines, provided by MultiCell to Pfizer for testing in the Research Plan.

         1.6    "Pfizer   Confidential   Information"   means  all  information,
                 -----------------------------------
                including, but not limited to Compounds and Pfizer Materials, which is disclosed by Pfizer to MultiCell and designated "Confidential' in witting by Pfizer at the time of disclosure to MultiCell or within thirty (30) days following disclosure to the extent that such information is not (i) known to MultiCell as of the date of disclosure to MultiCell other than by virtue of a prior confidential disclosure to MultiCell by Pfizer; or (ii) is not disclosed in published literature, or otherwise generally known to the public through no fault or omission of MultiCell; or (iii) is not obtained from a third party free from any obligation of confidentiality to Pfizer.

         1.7    "Pfizer Material" shall mean any materials provided by Pfizer to
                 ---------------
                MultiCell for testing in the Research Plan.

         1.8    "Research  Plan"  shall mean the  written  plan  describing  the
                 --------------
                research and testing of Compounds, Pfizer Materials and MultiCell Materials to be carried out by MultiCell and Pfizer. The Research Plan is appended to and made a part of this Agreement as Exhibit A.



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                                        3

         1.9    "Results" shall mean all data generated from testing  Compounds,
                 -------
                Pfizer Materials and MultiCell Materials according to the Research Plan.


2. Collaborative Research Program
   ------------------------------

         2.1.1  Purpose.  MultiCell  and Pfizer shall  conduct the Research Plan
                -------
                throughout the Contract Period. The objective of the Research Plan is to identify hepatocyte cell lines with bile canaliculi morphology and function and to identify cell lines for prediction of CYP enzyme induction in humans and cell lines that approximate metabolic response of liver to glucocorticoids and to assess the functional carbohydrate metabolizing activity of such cell lines.

         2.1.2  Modifications  to Research  Plan  Modifications  to the Research
                --------------------------------
                Plan shall be appended to Exhibit A and made part of this Agreement. Any modifications to the Research Plan must be agreed to in writing by both parties.

         2.2    Research Committee
                ------------------

         2.2.1  Purpose. Pfizer and MultiCell each shall appoint, in their sole,
                -------
                unfettered discretion, members of the Research Committee, the responsibility of which shall include:

                (a) the review and  evaluation  of progress  under the  Research
                    Plan;

                (b) the preparation of any amendments to the Research Plan;

                (c) the  coordination  and monitoring of publication of research results obtained from and the exchange of information and materials that relate to the Research Plan. (This function shall survive the termination of this Agreement).

         2.2.2  Membership.  Substitutes for Committee  members may be appointed
                ----------
                at any time. The members initially shall be:

                     Pfizer:               Jessica Mills
                     ------                Rob Poker
                                           Len Buckbinder
                                           Judy Treadway

                     MultiCell:            Ron Faris
                     ---------             Donna Trenkler
                                           Stephanie Cascio
                                           Jin Liu



         2.2.3  Chair.   The  Research   Committee   shall  be  chaired  by  two
                -----
                co-chairpersons, one appointed by Pfizer and the other appointed by MultiCell.

         2.2.4  Meetings.  The Research  Committee will meet at least once every
                --------
                quarter, in person, at places and on dates to be mutually agreed by both parties. Representatives of Pfizer and MultiCell or both, in addition to the Research Committee, may attend such meetings at the invitation of both parties.

         2.2.5  Minutes.  The Research  Committee shall keep accurate minutes of
                -------
                its deliberations which record all proposed decisions and actions recommended or taken. Drafts of minutes shall be delivered to all Research Committee members within ten (10) business days after each meeting. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form with their approval and agreement.

         2.2.6  Decisions.  All technical  decisions shall be made by Pfizer and
                ---------
                MultiCell, with final authority residing with Pfizer.

         2.2.7  Expenses,  Pfizer and  MultiCell  shall each bear all  expenses,
                --------
                including reasonable travel, related to the participation of theft designated members of the Research Committee, respectively.

         2.3    Reports and Materials.
                ---------------------

         2.3.1  Reports. During the Contract Period,  MultiCell shall furnish to
                -------
                the Research Committee a quarterly written report fifteen (15) days prior to the Research

                Committee meeting, describing the progress under the Research Plan and discussing and evaluating the results of such work.

         2.3.2  Compounds  and Pfizer  Materials.  During the  Contract  Period,
                --------------------------------
                Pfizer shall furnish to MultiCell Compounds and Pfizer Materials
                (a) as a matter of course as described in the Research  Plan, or
                (b)  upon  MultiCell's'  written  request.  MultiCell  will  not elucidate the structures of any Compound or Pfizer Material, shall use them only for testing under the terms and conditions of this Agreement, shall supply to Pfizer but otherwise keep confidential the Results of any tests conducted on such Compounds and Pfizer Materials, and shall at Pfizer's election either return or destroy any portion of such Compounds and Pfizer Materials remaining after the conclusion of the testing.

         2.3.3  MultiCell Materials. During the Contract Period, MultiCell shall
                -------------------
                furnish to Pfizer MultiCell Materials (a) as a matter of course as described in the Research Plan, or (b) upon Pfizer's written request. Pfizer shall use them only for testing under the terms and conditions of this Agreement, shall supply to MultiCell but otherwise keep confidential the Results of any tests conducted on such MultiCell Materials, and shall at MultiCell's election either return or destroy any portion of such MultiCell Materials remaining after the conclusion of the testing.

         2.4    Laboratory  Facilities and Personnel.  MultiCell and Pfizer each
                ------------------------------------
                shall provide laboratory facilities, equipment and personnel, in each case suitable to the need, for carrying out the Research Plan.

         2.5    Training.  MultiCell  will provide  training as described in the
                --------
                Research Plan, at Pfizer's sole expense. The training shall occur on mutually agreeable dates and Pfizer will pay actual costs for supplies during the training, travel and lodging expenses in connection with the training sessions. Pfizer scientists may also seek MultiCell's advice by phone or email, from time to time on specific questions.

3. Funding the Research Plan.
   -------------------------

         3.1. In consideration for its performance of the Research Plan, Pfizer will pay MultiCell a total of seven hundred and twenty four thousand five hundred dollars ($724,500.00) upon receipt of invoice from MultiCell, payable as follows:

                (a) Within thirty (30) days of the execution of this Agreement, a fee of four hundred and seventy seven thousand five hundred dollars ($477,500.00).

                (b) On the first business day of each calendar quarter, starting January 1, 2002, a payment of sixty one thousand seven hundred and fifty dollars ($61,750.00) against MultiCell's Invoice for such calendar quarter for work to be performed and costs to be incurred in such calendar quarter.


4. Treatment of Confidential Information
   -------------------------------------

         4.1    Confidentiality
                ---------------

         4.1.1 Pfizer and MultiCell each agree that during the term of this Agreement and for three (3) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Pfizer Confidential Information or MultiCell Confidential Information and Results, as the case may be, that is disclosed to it, or to any of its Affiliates pursuant to this Agreement. Neither Pfizer nor MultiCell nor any of their Affiliates shall use such Confidential Information except as expressly permitted in this Agreement.

         4.1.2 Pfizer and MultiCell each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and MultiCell each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to the other party pursuant to this Agreement, I including all copies and extracts of documents, within sixty
                (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

         4.1.3 Pfizer and MultiCell each represent that all of its employees; and any subcontractors or consultants to such party, participating in the Research Plan who shall have access to Pfizer Confidential Information and MultiCell Confidential Information are bound by agreement to maintain such information in confidence.

         4.2    Publication.   Notwithstanding   any   matter   set  forth  with
                -----------
                particularity in this Agreement to the contrary, Results obtained in the course of this Agreement may be submitted for publication following scientific review and subsequent approval by Pfizer's management, which approval shall not be unreasonably withheld. After receipt of the proposed publication by Pfizer's management, written approval or disapproval shall be provided within thirty (30) days for a manuscript and within sixty (60) days for an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, and for a transcript of an oral presentation to be given at a scientific meeting and within sixty (60) days for a transcript of an oral presentation to be given at a scientific meeting in order for Pfizer to delete Pfizer Confidential Information,

         4.3    Publicity.  No press releases or other  statements in connection
                ---------
                with this Agreement intended for use in the public or private media shall be made by Pfizer or MultiCell without the prior written consent of the other party. If either party is required by law or governmental regulation to describe its relationship to the other, it shall promptly give the other party notice with a copy of any disclosure it proposes to make. In addition, neither party shall use the other party's name in connection with any products, promotion, or advertising without prior written permission of the other party.

         4.4    Permitted Disclosure.
                --------------------

         4.4.1  Disclosure  Required by Law.  If either  party is  requested  to
                ---------------------------
                disclose the Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose the Confidential Information, such party will give the other party prompt notice of such request. The disclosing party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party



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                                        8


                will cooperate. If such party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.


5. Intellectual  Property Rights.  The following  provisions relate to rights in
   -----------------------------
the intellectual property developed by or for MultiCell or Pfizer, or both, during the course of carrying out the Research Plan.

         5.1    Ownership.
                ---------

                (i)  All  MultiCell   Confidential   Information  and  MultiCell
                     Materials shall be owned by MultiCell.

                (ii) All  Pfizer  Confidential  Information,  Compounds,  Pfizer
                     Materials and Results shall be owned by Pfizer.

         5.2. MultiCell acknowledges that Pfizer will use the Results as it sees fit in its research and the discovery, development and commercialization of chemical and biological products without further compensation to MultiCell.

         5.3. Pfizer acknowledges MultiCell will use the Results, pursuant to the terms and conditions of this Agreement, as it sees fit in its efforts to develop and commercialize MultiCell Materials without further compensation to Pfizer, provided such use does not require disclosure of Pfizer Confidential Information or compete with development and commercialization of Pfizer products.

6. Term, Termination and Disengagement.
   -----------------------------------

         6.1    Term.  Unless  sooner   terminated,   as  provided  below,  this
                ----
                Agreement shall expire on October 31, 2002.

         6.2    Events of  Termination.  The following  events shall  constitute
                ----------------------
                events of termination ("Events of Termination"):

                (a) any written representation or warranty by MultiCell or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to hare been incorrect in any material respect when made;

                (b) MultiCell or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or materials delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

         6.3    Termination.
                -----------

         6.3.1 Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

         6.3.2 Termination of this Agreement for any reason shall be without prejudice to:

                (a) the rights and obligations of the parties provided in those Sections of the Agreement which by virtue of their term and condition extend beyond any termination of this Agreement;

                (b)  any other remedies which either party may otherwise have.


7. Representations and Warranties. MultiCell and Pfizer each represents and
   ------------------------------
warrants as follows:

         7.1 It is a corporation duly organized, validly existing and is in good standing under the laws of Rhode Island and the State of Delaware, respectively, is qualified to do business and is in good standing as a corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement,

         7.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         7.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

         7.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment-of its obligations.


         7.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Plan, subject to no claim of any third party other than any relevant lessors or licensors of which it is aware.

8. Indemnification.  Pfizer and MultiCell will indemnify each other for damages,
   ---------------
settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party (including without limitation by any employee of Pfizer or MultiCell, as the case may be) against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) to the extent the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Pfizer shall indemnify MultiCell with respect to any and all claims arising from Pfizer's use of the Results, to the extent the claim is found to be based upon the negligence, recklessness or willful misconduct of MultiCell. Each party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable; provided however, it shall obtain the other party's prior consent to such part of any settlement which requires payment or other action by the other party or is likely to have a material adverse effect on the other party's business.

9. Notices.  All notices shall be in writing mailed via certified  mail,  return
   -------
receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

               If to Pfizer:        Pfizer Global Research & Development
                                    Eastern Point Road
                                    Groton, CT 06340

                                    Attention:  Vice President Strategic
                                    Alliances--PGRD
                                    copy to: Assistant General Counsel--PGRD
               If to MultiCell:     MultiCell Technologies, Inc.
                                    55 Access Road, Suite 700
                                    Warwick, RI 02886
                                    Attention: Dr. Ron Paris
                                    Copy to: Exten Industries

         Notices shall be deemed given as of the date sent.


10.  Governing  Law.  This  Agreement  shall be  governed  by and  construed  in
     --------------
accordance with the laws of the State of New York.


11. Miscellaneous,
    -------------

         11.1   Binding  Effect.  This Agreement shall be binding upon and inure
                ---------------
                to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         11.2   Headings.  Paragraph  headings are inserted for  convenience  of
                --------
                reference only and do not form a part of this Agreement.

         11.3   Counterparts.  This Agreement may be executed  simultaneously in
                ------------
                two or more counterparts, each of which shall be deemed an original.

         11.4   Amendment.  Waiver.  This  Agreement  may be amended,  modified,
                ------------------
                superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

         11.5   No Third  Party  Beneficiaries.  No third  party  including  any
                ------------------------------
                employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.

                Nothing   contained  in  this  Agreement   shall  be  deemed  to
                constitute the parties partners with each other or any third party.

         11.6   Assignment and Successors. Unless the other party first consents
                -------------------------
                in writing, neither party may assign this Agreement or any of its duties under this Agreement, other that to (a) and Affiliate; (b) any successor entity due to merger or consolidation; or (c) any purchaser of all or substantially all of its assets.

         11.7   Force Majeure.  Neither Pfizer nor MultiCell shall be liable for
                -------------
                failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or MultiCell.

         11.8   Severability.  If any provision of this  Agreement is or becomes
                ------------
                invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected. IN WITNESS WHEREOF, the parties have caused this
                Agreement   to   be   executed   by   their   duly    authorized
                representatives.

                                      PFIZER INC

                                      Vice President

                                      Title:  Strategic Alliances
                                              -------------------




                                      MultiCell Associates, Inc.

                                      By:________________________

                                      Title:  Vice President Strategic Alliances
                                              ----------------------------------



cc: Pfizer Inc, Legal Division, Groton, CT 06340

                                    Exhibit A
                                    ---------

                         Collaborative Research Proposal
                         -------------------------------
                              MultiCell Associates
                                       and
                                   Pfizer Inc

Part 1. Identification of an appropriate cell system for assessment of biliary excretion.

Part 2. Identification and validation of appropriate cell lines for predictive of CYP enzyme induction in humans.

Part 3. To identify an immortalized liver cell line and/or a standard source and method for primary hepatocyte culture, that approximates the normal metabolic response of liver to glucocorticoids (e.g. induction of gluconeogenic enzymes).

Part 4. To identify an appropriate human hepatocyte cell line for utilization in experiments to examine basal and hormone regulated carbohydrate and or lipid metabolism.

 MultiCell Research Proposal Part 1(J. Xu & R. Polzer, CEO)
 ---------------------------------------------------------

Aim: Identification of an appropriate cell system for assessment of biliary excretion.

Proposed Plan of Action:

1) Identification of appropriate cell or cell line for bile canaliculi morphology and function. Goal: To identify a hepatocyte cell/cell line with bile canaliculi morphology and function.

Preferred Approach: To use carboxydichlorofluorescein diacetate and rhodamine-123 as fluorescent probes to assess bile canaliculi morphology and function. Digital pictures of key images (both fluorescent and phase contrast) should be provided from all studies. Expected timeframe is 3 to 6 months.

Description. Using phase contrast, fluorescent microscopy, and confocal microscopy, Liu et al. Described and photographed the biliary excretion of carboxydichlorofluorescein, a fluorescent MRP2 probe (Liu et al., AmericanJ. of Physiology, Vol. 277, Issue 1, G12-G21, July 1999). Similarly, Sai et al.. Described and photographed the biliary excretion of rhodamine-123 into the bile canaliculi of WIF-B cells, a polarized liver derived cell line (Sai et al., J. of Cell Sci., vol. 112, 4535-4545, 1999). These two publications form the basis of the studies proposed herein.

Part I. Fixed time-point screen (performed by MultiCell scientists at MultiCell Associate). Hepatocyte monolayers are rinsed with buffer (e.g., MultiCell's media F without phenol red). Carboxydichlorofluorescein diacetate (2 ug/ml final is a suggested initial concentration) or rhodamine-123 (0.5 uM final is a suggested initial concentration) is added to this buffer and incubation is allowed at 37C for 10min. Thereafter, the monolayers are rinsed four times with buffer to remove extracellular probe before viewing/photographing with a fluorescent microscope. If a cell or cell line form tight cell junction and bile canaliculi, a fluorescent network (as pictured by fluorescent microscope) will co-localize with inter-cellular bile canaliculi (as pictured by phase contrast).

Part II. Time-course experiment (performed by MultiCell scientists at MultiCell Associate). Hepatocyte or hepatocyte clones that passed Part I study are subject to this time-course experiment. The goal of this experiment is to show that the fluorescent network is indeed caused by probe uptake into hepatocytes followed by efflux into bile canalicular (as opposed to direct bile canalicular uptake). Basically, hepatocytes are rinsed with buffer. Carboxydichlorofluorescein, diacetate or rhodamine-123 is added to this buffer and incubation is allowed at 37C for 2 min this time. The monolayers are quickly rinsed four times with buffer to remove extracellular probe. Every 2 min afterwards, cells were viewed/photographed with a fluorescent microscope. If a decrease in intracellular fluorescence is observed with a concomitant increase of canaliculi fluorescence, a good cell/cell line is identified.

Expected Outcome. This study will be conducted by MultiCell Associates. For this study, MultiCell scientists will also optimize culturing conditions for multiwell plate formats (either the Permanox plastic plates or Glass-bottomed multiwell plate).

If one or more cell or cell lines are identified that exhibits functional bile canaliculi, Pfizer scientists will go to MultiCell or MultiCell will come to Pfizer to learn/teach the culturing and experimentation with these cells. Pfizer will also acquire the necessary material (cell or cell lines, media, buffer, protocol, etc.) to carry out biliary excretion studies in-house.


 Specific Aims and Timeline
 --------------------------

 1. Set up and validate assay using shod-term primary hepatocyte cultures (human) (4-6 week.).

 2. Expand and screen top 100 human clones in monolayer culture using carboxydichlorfluorescein and rhodamine-123. (3-4 months)

                       Project cost:      $219,000

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 MultiCell Research Proposal Part 2 (S. de Morais & J. Mills, CEG)
 ----------------------------------------------------------------

Aim: Identification and validation of appropriate cell lines for predictive of CYP enzyme induction in humans.

Proposed Plan of Action:

2) Identification and validation of an appropriate cell line for predictive of CYP enzyme induction in humans.

Preferred Approach: To assess CYP3A4 induction in the human hepatocytes clones and pooled cryopreserved hepatocytes. Induction should be consistent and predictive of human in vivo. Studies for each of the cell lines are described. Photographs of cell morphology should be provided in all studies.

Step 1: Quick assessment of calls for rifampin induction of CYP3A4

Human Hepatocyte Clones. MultiCell will culture human hepatocyte clones in the presence of vehicle and 10 uM rifampin for 72 hours. Total RNA will be extracted from cell lysates at MultiCell and shipped to Pfizer. Pfizer scientists will quantitate levels of mRNA for CYP3A4 using the Invader(R) assay (Third Wave Technologies, www.twt.com). A clone will be deemed successful if the level of CYP3A4 mRNA in the rifampin-treated sample is >5 fold higher than that seen in vehicle-treated sample. If more than one clone meets this criteria, the clones will be assessed based on 2 criteria: 1) the level of induction (increased degree of induction is preferable) and 2) presence of other drug metabolizing enzyme mRNAs (i.e. CYP1 A2).

Cryopreserved Human Hepatocytes. MultiCell will culture cryopreserved human hepatocyte pooled from multiple donors in the presence of vehicle and 10 uM rifampin for 72 hours. Assessment of CYP3A4 activity will be determined by endpoint assay for the formation of 6-(beta) -hydroxytestosterone by MultiCell scientists. Total RNA will be extracted from cell lysates at MultiCell and shipped to Pfizer. Pfizer scientists will quantitate levels mRNA for CYP3A4 and other drug metabolizing enzymes using the Invader(R) assay. Data for levels of CYP3A4 mRNA and enzyme activity endpoint data will be compared for correlation. This cellsystem will be deemed acceptable if the magnitude of CYP3A4 induction is comparable to that seen in primary human hepatocytes, based on the literature or from a parallel study. MultiCell will provide training to Pfizer scientists under the terms of the Agreement.

Step 2: Assessment of induction with a panel of inducers on those cells that showed optimum CYP3A4 Induction with rifampin.

MultiCell  will culture cells in the presence of inducer for 72 hours (see Table
1). Assessment of CYP3A4 activity will be determined by endpoint assay for the formation of 6-(beta)-hydroxytestosterone by MultiCell scientists. Cell lysates should be frozen for future total RNA extractions. When possible, this experiment should be repeated using fresh primary human hepatocyte cultures for comparison. This cell line will be deemed acceptable if the rank order of inducers is comparable to that seen in humans, based on the literature or from the parallel study in primary human hepatocytes. If the results are positive, total RNA will be extracted from frozen cell lysates at MultiCell and shipped to Pfizer. Pfizer scientists will quantitate levels of mRNA for CYP3A4 using the Invader(R) assay. Data for levels of OYP3A4 mRNA and enzyme activity endpoint data will be compared for correlation.


        Inducer                               CYP3A4*  Conc.

   1    Reserpine                             P               10 uM
   2    Rifampicin                            P               10 uM
   3    Troglitazone                          P               10 uM
   4    Mifepristone (RU-486)                 P               10 uM
   5    Clotrimazole                          M-P             l0 uM
   6    Phenobarbital-Na                      M-P           1000 uM
   7    Dexamethasone                         M               50 uM
   8    Rifabutin                             W               10 uM
   9    Midazolam                             W-none          10 uM
   10   B-naphthotlavone                      none            10 uM
   11   Chrysin                               none            25 uM
   12    Vehicle                              none

   * expected induction: P = potent; M = moderate; W = weak



2) Validation and Optimization of the Chosen Cell System(s).

Preferred Approach: Tao assess CYP3A4 and CYP1A2 induction in the cell system(s) chosen from the initial studies. Induction should be consistent and predictive of human in vivo. Photographs of cell morphology should be provided in all studies. Expected timeframe is 3 to 6 months. Validation. The cell system(s) chosen from the initial set of experiments will be validated by MultiCell scientists repeating the study for the panel of inducers described previously. This study will serve to assess reproducibility of results. In addition, the study will involve assessment of earlier timepoints (16, 24 and/or 48 hours) and Include CYP1A2 enzyme activity endpoint assay for some of the samples. Total RNA will be extracted from cell lysates at MultiCell and shipped to Pfizer. Pfizer scientists will quantitate levels of mRNA for CYP3A4 and other drug metabolizing enzymes using the Invader(R) assay.

Optimization. Pfizer will work with Nunc (or comparable vendor) for the development of Permanox multi-well plates. MultiCell scientists will optimize culturing conditions for multiwell plate formats.

         Specific Alms and timeline for conducting experiments (1 year)

1. Perform drug metabolism experiment with cryopreserved individual and pooled human hepatocytes (6 weeks)

2. Prepare RNA from 100 human hepatocyte cell lines that had been exposed to either vehicle or rifampin (3-4 months). It is highly recommended that MCA also prepare cryopreserved cells from each clone that would be used if further studies were warranted.

3. Perform testosterone assay and prepare RNA from top 5-10 clonal lines exposed to a panel of CYP3A4 inducers using up to 10 different clonal cell lines. (1-3 months)

4. Validation and optimization of "Induction bioassay" using top three MCA clones (Human and porcine) (3 months) Optimize and validate culture conditions for multiwell plate format (3-6 months)

       Project Cost:      $275,000

 MultiCell Research Proposal Part 3 (L. Buckbinder, AI2.)
 -------------------------------------------------------

Aims: 1) To Identify an immortalized liver cell line that approximates the normal metabolic response of liver to glucocorticoids (e.g. induction of gluconeogenic enzymes).

Approach 1) to identify one or more immortal cell clones from the MultiCell hepatocyte collection that meets the criteria of glucocorticoid-regulated expression of the gluconeogenic enzymes TAT and PEPCK. For the initial study, MultiCell will culture human hepatocyte clones for ~18 hours in the absence or presence of 50 and 500 nM dexamethasone and prepare total RNA (~5 ug). The RNA will be transferred to Pfizer and Pfizer will test the RNA for the expression of gluconeogenic enzymes (e.g. TAT [tyrosine amino transferase] and PEPCK) by TaqMan analysis. All/selected cell clones with Inducible TAT/PEPCK expression (>8 fold) will then be characterized by Pfizer Scientists for glucocorticoid responsiveness. MultiCell will provide the candidate cell clones along with the preferred growth media (minus glucocorticoid source). A clone will be deemed successful if there is a significant and dose responsive increase (>8 fold) in the level of TAT in response to glucocorticoids addition (e.g. a range of dexamethasone between 10 nM and 10 uM) and which is competed- by-the addition of the- glucocorticoid antagonist (RU486). -TAT enzyme activity will be-correlated with RNA induction in follow-up assays conducted by Pfizer Scientists. Cell line screening may occur by processing selected subsets of clones (10-25 individual lines) until one or more suitable lines is/are identified. Screening of additional cell lines will continue until one or more successful clones are identified or until all immortal lines have been examined or if both parties agree that reasonable and sufficient effort has been extended, Data developed using reference compounds (e.g. cortisol, dexamethasone, RU486) will be shared with MultiCell. Sharing of data generated with Pfizer compounds will be solely Pfizer's discretion.

Expected time: frame: process and deliver specified RNA samples from 60 or more clones each quarter.

Optional Assays and Publication: If the primary or immortal cell clones prove to be a good model for metabolic responses, we may extend the cell line characterization to include expression profiling using reference and/or Pfizer compounds. If this expression analysis is pursued, we will share with MultiCell the results obtained with reference compounds as indicated above. Additional work may include assessing if the anti-inflammatory activity of glucocorticoids in the chosen MultiCell clones. For example, we may assay for the upregulation of cytokines, acute phase proteins, etc. in response to typical inducers (PMA, IL-1, etc.).


                          Specific Aims and Timeline.

1. MCA will prepare and provide 5ug of RNA from 100 human clones treated with vehicle, 50 and 500 nM dexamethasone. (Note: if done at the same time as the experiments in Project 2, then this would entail only require making an additional aliquot of RNA from the common vehicle control. Otherwise, it will entail one more sample be prepared). It should be noted that these samples will have been treated with methanol, (this would be OK if we first validate the methanol vehicle has no adverse effect on TAT induction in the primary hepatocytes), the vehicle control for project 2 (3-6 months).

       Cost of study:     $150,000

MultiCell Research Proposal (J.L Treadway, R. K. McPherson, and K. Landschultz, CVMD/Diabetes)

Aim: Identification of an appropriate human hepatocyte cell line for utilization in experiments to examine basal and hormone regulated carbohydrate and or lipid metabolism.

Part 1:

Goal: To assess the functional carbohydrate metabolizing activity of the cell line(s) identified in Project 3.

Approach: Up to ten (10) cell lines identified from Project #3 will be provided by MultiCell in a suitable format and tested by Pfizer in functional assays that will assess their metabolic activity. The results will be compared to the results of standardized hepatocyte preparations presently used in the lab (e.g. freshly isolated rat hepatocytes and commercially-prepared primary human hepatocytes). The following assays will be performed:

         Glucogenesis: The ability of the cell line(s) to convert [14C][14C]-labeled lactic acid to [][14C]-labeled glucose under basal and hormone (e.g. glucagon) stimulated conditions will be assessed using a routinely used assay that involves the separation of the substrate from the product by mixed-bed ion exchange chromatography
         (1).

         Glucose Output: The cell line(s) will be tested for their ability to release glucose into the incubation medium under basal and hormone (e.g. glucagon) stimulated conditions, using an assay that involves sequential sampling of the assay media for determination of glucose concentration (2).

         Glycogenolysis: Basal and hormone (e.g. glucoagon) regulated glycogenolysis will be examined in either of two ways. One approach involves prelabelling the cells with [14C]-labeled glucose (using insulin to stimulate glycogenesis) and then examine the loss of glycogen-associated radioactivity after stimulation with glucagon, The second approach would be to directly measure the cellular glycogen content in untreated and glucagon-treated cells (3).



References:

1. Blackmore, P. F., McPherson, R. K., and Stevenson, R. W. Metabolism 42(12):1583-1587, 1993.
2.  Parker, J. C., et al. Diabetes 47:1630-1638, 1998.
3.  Martin, W. H., et al. PNAS 95:1776-1781, 1998.


    Project Cost:   $80,000.00